CONTACTS:	Investor Relations Michael Doherty +1-949-673-1907 mdoherty@trestlecorp.com	Media Tim Cox / Zing Public Relations +1-650-369-7784 tim@zingpr.com
Exhibit 99.1
FOR IMMEDIATE RELEASE

Trestle Holdings to Hold First Quarter 2005 Earnings Call on May 16, 2005

IRVINE, Calif., May 9, 2005 - Trestle Holdings Inc. (OTCBB:TLHO - News), announced today that it will hold a teleconference to discuss the results for the Company’s first quarter ended March 31, 2005 and its current business status. The call will take place at 9:00 a.m. PDT on May 16, 2005. Earnings will be released prior to the call on the same day.

The numbers to call and listen to the live teleconference are 1-877-606-5574 or 1-706-634-7233, referencing conference ID #6233292. Following management’s presentation there will be a question and answer session. A taped rebroadcast will be available following the call until May 23, 2005 at 9:00 p.m. PDT. The numbers to access the rebroadcast are 1-800-642-1687 or 1-706-645-9291, referencing conference ID #6233292.

About Trestle Holdings Inc.

Trestle Holdings develops and sells digital imaging and telemedicine applications to the life sciences markets. The company's products link geographically dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products have the potential to transform the pathologist’s work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The company's live microscopy products enable multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over a standard Internet connection in real time. The company’s slide scanning and imaging products perform high-speed whole-glass slide digitization for virtual microscopy applications. These slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, Trestle’s products enable improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real-time integration of voice, video, medical devices, and patient data.